EXHIBIT 16

May 10, 2002



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549




Dear Sir/Madam,

     We have read the paragraphs in Item 4 included in the Form 8-K dated May 10, 2002 of American Insured Mortgage Investors - Series 85, L.P. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP


Copy to:
Ms. Cynthia O. Azzara, CFO and SVP, CRIIMI, Inc. as General Partner of American Insured Mortgage Investors - Series 85, L.P.